As filed with the Securities and Exchange Commission on November 12, 1996

                                                    Registration No. 333-
-------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                    FORM S-8
             Registration Statement Under the Securities Act of 1933

                              --------------------

                               Stage Stores, Inc.
             (Exact name of registrant as specified in its charter)

           Delaware                                                 76-0407711
   (State of or other jurisdiction of                             (I.R.S. employer
 incorporation or organization)                                  identification no.)

                                10201 Main Street
                              Houston, Texas 77025
               (Address of Principal Executive Offices) (zip code)

                              --------------------

                  Stage Stores, Inc. 1996 Equity Incentive Plan
         Stage Stores, Inc. Third Amended and Restated Stock Option Plan
                              (Full title of plans)

                              --------------------

                                 Mr. Carl Tooker
                                  President and
                             Chief Executive Officer
                                 Foster Plaza 7
                                10201 Main Street
                              Houston, Texas 77025
                     (Name and address of agent for service)

                                 (713) 667-5601
          (Telephone number, including area code, of agent for service)

                                    Copy to:

                                  Lance C. Balk
                                Kirkland & Ellis
                                 Citicorp Center
                              153 East 53rd Street
                          New York, New York 10022-4675



                         Calculation of Registration Fee

===================================================================================================================
Title of securities to       Amount to be       Proposed maximum         Proposed maximum           Amount of
     be registered          registered(1)      price per share(2)       aggregate offering       Registration Fee
                                                                             price(2)
-------------------------------------------------------------------------------------------------------------------
Common Stock, par            1,500,000(3)              $19                 $28,500,000               $ 8,906
value $.01 per share         1,521,922(4)                                    28,916,518                 9,036
------------------------ --------------------- -------------------- --------------------------- -------------------
Total                         3,021,922                $19                 $57,416,518               $17,943
===================================================================================================================

(1) An additional indeterminable number of shares are also being registered to cover any adjustments required by anti-dilution provisions in the number of shares issuable upon the exercise of options granted under the Company's option plans.

(2) Estimated solely for purposes of calculating the Registration Fee based, pursuant to Rules 457(c) and 457(h)(1) under the Securities Act, on the average of the high and low prices of the Common Stock on the Nasdaq Stock Market's National Market as of November 6, 1996.

(3)  Shares reserved for issuance under the 1996 Equity Incentive Plan.

(4) Shares issued or reserved for issuance under the Third Amended and Restated Stock Option Plan.

                                    PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 (the "Securities Act") and the Note to Part I of Form S-8.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of certain documents by reference.

     The following documents filed with the Securities and Exchange Commission are incorporated herein by reference:

     (a)(1) Stage Stores, Inc.'s, formerly Apparel Retailers, Inc., (the "Registrant") Annual Report on Form 10-K for the fiscal year ended February 3, 1996;

     (a)(2) The Registrant's Quarterly Reports on Form 10-Q for the fiscal quarters ended May 4, 1996 and August 3, 1996;

     (a)(3) The Registrant's Registration Statement on Form S-1 (the "Form S-1") originally filed on June 12, 1996 (File No. 333-5855), as amended.

     (b) The Registrant's Current Report on Form 8-K dated May 9, 1996 as filed May 14, 1996.

     (c) The description of the Registrant's Common Stock contained in the Form S-1 under the caption "Description of Capital Stock."

     All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

     Section 145 of the General Corporation Law of the State of Delaware permits indemnification of, and certain expense advancements to, directors, employees and agents of corporations under certain conditions and subject to certain limitations. ARTICLE IX of the Amended and Restated Certificate of Incorporation (the "Certificate") of the Registrant provides that the personal liability of the directors of the Registrant is eliminated to the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same may be amended or supplemented.

     ARTICLE IX of the Certificate provides as follows:

     Section A.   Limitation of Liability.

         (a) To the fullest extent permitted by the Delaware General Corporation Law as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), and except as otherwise provided in the Corporation's by-laws, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the Corporation or its stockholders.

         (b) Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

     Section B. Right to Indemnification. Each person who was or is made party or is threatened to be made a part to or is otherwise involved (including involvement as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter, an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide for broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys' fees, judgments, fines, excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators; provided, however, that, except as provided in Section C of this ARTICLE IX with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the board of directors of the Corporation. The right to indemnification conferred in this Section B of ARTICLE IX shall be a contract right and shall include the obligation of the Corporation to pay the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advance of expenses"); provided, however, that, if and to the extent that the Delaware General Corporation Law requires, an advance of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section B or otherwise. The Corporation may, by action of its board of directors, provide indemnification to employees and agents of the Corporation with the same or lesser scope and effect as the foregoing indemnification of directors and officer.

     Section C. Procedure for Indemnification. Any indemnification of a director or officer of the Corporation or advance of expenses under Section B of this
ARTICLE IX shall be made promptly, and in any event within forty-five days (or, in the case of an advance of expenses, twenty days) upon the written request of the director or officer. If a determination by the Corporation that the director or officer is entitled to indemnification pursuant to this ARTICLE IX is required, and the Corporation fails to respond within sixty days to a written request for indemnity, the Corporation shall be deemed to have approved the request. If the Corporation denies a written request for indemnification or advance of expenses, in whole or in part, or if payment in full pursuant to such request is not made within forty-five days (or, in the case of an advance of expenses, twenty days), the right to indemnification or advances as granted by this ARTICLE IX shall be enforceable by the director or officer in any court of competent jurisdiction. Such person's costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of expenses where the undertaking required pursuant to Section B of this ARTICLE IX, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the Corporation. Neither the failure of the Corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its board of directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. The procedure for indemnification of other employees and agents for whom indemnification is provided pursuant to Section B of this ARTICLE IX shall be the same procedure set forth in this Section C for directors or officers, unless otherwise set forth in the action of the board of directors providing for indemnification for such employee or agent.

     Section D. Insurance. The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee or agent of the Corporation or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss asserted against him or her and incurred by him or her in any such capacity, whether or not the Corporation would have the power to indemnify such person against such expenses, liability or loss under the Delaware General Corporation Law.

     Section E. Service for Subsidiaries. Any person serving as a director, officer, employee or agent of another Corporation, partnership, limited liability company, joint venture or other enterprise, at least 50% of whose equity interests are owned by the Corporation (hereinafter a "subsidiary" for this ARTICLE IX) shall be conclusively presumed to be serving in such capacity at the request of the Corporation.

     Section F. Reliance. Persons who after the date of the adoption of this provision become or remain directors or officers of the Corporation or who, while a director or officer of the Corporation, become or remain a director, officer, employee or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity, advance of expenses and other rights contained in this ARTICLE IX in entering into or continuing such service. The rights to indemnification and to the advance of expenses conferred in this
ARTICLE IX shall apply to claims made against an indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof.

     Section G. Non-Exclusivity of Rights. The rights to indemnification and to the advance of expenses conferred in this ARTICLE IX shall not be exclusive of any other right which any person may have or hereafter acquire under this Restated Certificate of Incorporation or under any statute, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

     Section H. Merger or Consolidation. For purposes of this ARTICLE IX, references to "the Corporation" shall include any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this ARTICLE IX with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.



Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

         Reference is made to the Exhibit Index that immediately precedes the exhibits filed with this Registration Statement.

Item 9.  Undertakings.

         (a) The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

                  (i) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


         (b) The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of any employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as the indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of express expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 12th day of November, 1996.

                                         STAGE STORES, INC.

                                 By:     /s/ Carl Tooker
                                         -------------------------------------
                                         Carl Tooker
                                         President and Chief Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Carl Tooker and James Marcum his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent, full power and authority to do and perform such, each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act this Registration Statement and the foregoing Power of Attorney have been signed by the following persons in the capacities and on the date indicated.


           Signature                      Title                                                          Date
           ---------                      -----                                                          ----

/s/ Bernard Fuchs                Director and Chairman                                            November 12, 1996
-----------------
Bernard Fuchs


/s/ Carl Tooker                  President, Chief Executive Officer and Director (Principal       November 12, 1996
-----------------                Executive Officer)
Carl Tooker


/s/ James Marcum                 Executive  Vice President and Chief Financial Officer            November 12, 1996
-----------------                (Principal Financial and Accounting Officer)
James Marcum


/s/ Adam Kirsch                  Director                                                         November 12, 1996
-----------------
Adam Kirsch


/s/ Joshua Bekenstein            Director                                                         November 12, 1996
---------------------
Joshua Bekenstein


/s/ Peter Mulvihill              Director                                                         November 12, 1996
---------------------
Peter Mulvihill


/s/ Lasker Meyer                 Director                                                         November 12, 1996
---------------------
Lasker Meyer


/s/ Carl Tooker                  Attorney-in-Fact                                                 November 12, 1996
---------------------
Carl Tooker


/s/ James Marcum                 Attorney-in-Fact                                                 November 12, 1996
---------------------
James Marcum


                                INDEX TO EXHIBITS


        Exhibit No.                                               Description

           4.1               Restated Certificate of Incorporation of the Registrant, as amended to date.
                             Incorporated by reference to Exhibit 3.3 to the Form S-1.

           4.2               By-laws of Registrant, as amended to date.  Incorporated by reference to Exhibit 3.4 to the Form S-1 (File No. 333-5855).

           5.1               Opinion and consent of Kirkland & Ellis, special counsel to the Registrant.

          10.1               Stage Stores, Inc. 1996 Equity Incentive Plan.  Incorporated by reference to Exhibit
                             10.29 to the Form S-1 (File No. 333-5855).

          10.2               Stage Stores, Inc. Third Amended and Restated Stock Option Plan.  Incorporated by
                             reference to Exhibit 10.13 to the Form S-1 (File No. 333-5855).

            15               Not Applicable.

          23.1               Consent of Price Waterhouse LLP.

          23.3               Consent of Kirkland & Ellis (included in Exhibit 5.1).

          24.1               Powers of Attorney (included in signature page).

            28               Not Applicable.

            99               Not Applicable.

                                      I-2